As filed with the Securities and Exchange Commission on May 13, 2005

REGISTRATION NO. 333-122684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST AVENUE NETWORKS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	52-1869023
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

230 COURT SQUARE, SUITE 202

CHARLOTTESVILLE, VA 22902

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

SANDRA G. THOMAS

Secretary

First Avenue Networks, Inc.

230 Court Square, Suite 202

Charlottesville, VA 22902

(434) 220-4988

(NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE

NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

Please send copies of all communications to:

JOEL F. FREEDMAN Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000	JULIANA C. CAPATA Ropes & Gray LLP One Embarcadero Center, Suite 2200 San Francisco, California 94111 (415) 315-6300

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

REGISTRATION No. 333-122684

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

ITEM 16.	EXHIBITS

4.1	Senior Secured Note and Class A Warrant Purchase Agreement (1)

4.2	Form of Class A Warrant (1)

5.1	Opinion of Ropes & Gray LLP (2)

10.1	First Amendment to Senior Secured Note and Class A Warrant Purchase Agreement, dated January 26, 2004, among the Company and the Purchasers listed on Schedule I attached thereto (3)

10.2	Common Stock and Warrant Purchase Agreement, dated as of January 28, 2004, by and between the Company and the Investors party thereto (3)

10.3	Form Stock Purchase Warrant issued by the Company to each of the Investors (3)

10.4	Securities Purchase Agreement, dated as of December 14, 2004, by and among First Avenue Networks, Inc. and the Purchasers listed on Schedule I attached thereto (4)

10.5	Registration Rights Agreement, dated as of December 14, 2004, by and among the Company and each of the Purchasers (4)

10.6	Form of Common Stock Purchase Warrant issued by the Company to each of the Purchasers (4)

10.7	Common Stock Purchase Warrant issued by the Company to Tejas Securities Group, Inc. (5)

10.8	Amended and Restated Asset Purchase Agreement, dated January 28, 2004, by and among the Company, Teligent Services Acquisition, Inc., Teligent, Inc. and Teligent Services, Inc. (6)

10.9	Warrant issued to Dr. Rajendra Singh (6)

23.1	Consent of KBA Group LLP, Independent Registered Public Accounting Firm (7)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (7)

23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 4, 2002.

(2)	Filed herewith.

(3)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 29, 2004.

(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 14, 2004.

(5)	Incorporated by reference to our Annual report on Form 10-K filed with the SEC on February 10, 2005.

(6)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 18, 2005.

(7)	Previously filed.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on the 13th day of May, 2005.

First Avenue Networks, Inc.

By:	/s/ Sandra G. Thomas
	Name:	Sandra G. Thomas
	Title:	Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dean M. Johnson DEAN M. JOHNSON	President, Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2005

/s/ Sandra G. Thomas SANDRA G. THOMAS	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 13, 2005

/s/ Wharton B. Rivers, Jr.* WHARTON B. RIVERS, JR.	Director	May 13, 2005

/s/ Richard L. Shorten, Jr.* RICHARD L. SHORTEN, JR.	Director	May 13, 2005

/s/ Neil Subin* NEIL SUBIN	Director	May 13, 2005

/s/ Matthew J. Teplitz* MATTHEW J. TEPLITZ	Director	May 13, 2005

/s/ R. Ted Weschler* R. TED WESCHLER	Director	May 13, 2005

*By:	/s/ Sandra G. Thomas
Sandra G. Thomas
Attorney-in-fact

II-2

EXHIBIT INDEX

Exhibit No.	Title of Exhibit

4.1	Senior Secured Note and Class A Warrant Purchase Agreement (1)

4.2	Form of Class A Warrant (1)

5.1	Opinion of Ropes & Gray LLP (2)

10.1	First Amendment to Senior Secured Note and Class A Warrant Purchase Agreement, dated January 26, 2004, among the Company and the Purchasers listed on Schedule I attached thereto (3)

10.2	Common Stock and Warrant Purchase Agreement, dated as of January 28, 2004, by and between the Company and the Investors party thereto (3)

10.3	Form Stock Purchase Warrant issued by the Company to each of the Investors (3)

10.4	Securities Purchase Agreement, dated as of December 14, 2004, by and among First Avenue Networks, Inc. and the Purchasers listed on Schedule I attached thereto (4)

10.5	Registration Rights Agreement, dated as of December 14, 2004, by and among the Company and each of the Purchasers (4)

10.6	Form of Common Stock Purchase Warrant issued by the Company to each of the Purchasers (4)

10.7	Common Stock Purchase Warrant issued by the Company to Tejas Securities Group, Inc. (5)

10.8	Amended and Restated Asset Purchase Agreement, dated January 28, 2004, by and among the Company, Teligent Services Acquisition, Inc., Teligent, Inc. and Teligent Services, Inc. (6)

10.9	Warrant issued to Dr. Rajendra Singh (6)

23.1	Consent of KBA Group LLP, Independent Registered Public Accounting Firm (7)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (7)

23.3	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 4, 2002.

(2)	Filed herewith.

(3)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 29, 2004.

(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 14, 2004.

(5)	Incorporated by reference to our Annual report on Form 10-K filed with the SEC on February 10, 2005.

(6)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 18, 2005.

(7)	Previously filed.